Exhibit 10.4

MASTER SERVICES AGREEMENT

This Master Services Agreement (the “Agreement”) is made effective as of August 15, 2024 (the “Effective Date”), by and between Aldeyra Therapeutics, Inc., a Delaware corporation, with its principal place of business being 131 Hartwell Avenue, Suite 320, Lexington, MA 02421 (the “Company”) and Danforth Global, Inc., a Delaware corporation, with its principal place of business being 300 5th Avenue, Waltham, MA 02451 (“Danforth Global”), on behalf of itself and Danforth Subsidiaries (as defined herein). The Company and Danforth (as defined herein) are herein sometimes referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Company is a biotechnology company devoted to discovering and developing innovative therapies designed to treat immune-mediated and metabolic diseases; and

WHEREAS, Danforth Global, through each applicable Affiliate (as defined below) of Danforth Global that has executed an Exhibit to this Agreement (each a “Danforth Subsidiary” and collectively with Danforth Global, “Danforth”), provides outsourced corporate and clinical business functions, including, finance and accounting, human resources, pre-clinical and clinical operations and research activities, development, risk management and strategic communications; and

WHEREAS, Danforth desires to serve as an independent consultant for the purpose of providing the Company with certain services set forth on the applicable Exhibits attached hereto (collectively, the "Services"); and

WHEREAS, the Company wishes to engage Danforth on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which are hereby acknowledged, the Parties agree and covenant as follows.

1.
Services of Consultant. Danforth will perform the Services, and assist the Company with matters relating to the Services to be provided by Danforth’s employees or contracted agents (the “Danforth Personnel”). The Services are more fully described in one or more mutually executed exhibits that reference and incorporate the terms of this Agreement (each an “Exhibit” and collectively the “Exhibits”). Danforth and the Company will review the Services on a monthly basis to determine appropriate staffing requirements. The Company shall have the right to request changes to Danforth Personnel at any time in writing, and Danforth shall add to and/or change the Danforth Personnel subject to the Company’s right of pre-approval. Any additional Danforth Personnel added during the Term (as defined herein) will bill at their rate as agreed in writing at the time they are included in the provision of the Services. Danforth will perform the Services in accordance with all rules or policies adopted by the Company (or third party business partners) that are made known to Danforth. Danforth shall ensure that all Danforth Personnel agree in writing to comply with and do comply with the terms of this Agreement, including but not limited to all provisions related to confidentiality and intellectual property, and shall remain responsible and liable for the acts and omissions of any Danforth Personnel as if such activities had been performed by Danforth.
2.
Compensation for Services. In full consideration of Danforth’s full, prompt and faithful performance of the Services, the Company shall compensate Danforth a consulting fee more fully described in the Exhibits (the “Consulting Fee”). Danforth shall, from time to time, but not more frequently than twice per calendar month, invoice the Company for Services rendered, and such invoice will be due upon 30 days of receipt. Any portion of the Consulting Fee or any other fee or amount payable hereunder that is not paid when due will accrue interest at the rate of one-and one-half percent (1.5%) per month or the maximum rate permitted by applicable law, whichever is less, from the due date until paid. In the event any fee or other amount is unpaid after 60 days, Danforth reserves the right to pause the Services until such fee or other amount is paid. Each month the Parties shall evaluate jointly the current fee structure and scope of Services. Danforth reserves the right to an annual increase in rates set forth in the Exhibits of up to 7.5%, effective January 1 of each year. Upon termination of this Agreement pursuant to Section 3, or expiration of the Term, no compensation or benefits of any kind as described in this Section 2 shall be payable or issuable to Danforth after the effective date of such termination, excepting any amounts accrued prior to such termination or expiration that remain unpaid. In addition to payment for Services, the Company will reimburse Danforth for reasonable and pre- approved out-of-pocket business expenses, including but not limited to reasonable travel and parking expenses, incurred by Danforth in performing the Services hereunder, upon submission by Danforth of supporting documentation reasonably acceptable to the Company. Any such expenses in any given three (3) month period that exceed $1,000, shall be submitted to the Company for its prior written approval (and Company shall have no obligation to Danforth with respect to such costs or expenses except to the extent set forth in such prior written approval).

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All Danforth invoices and billing matters should be addressed to: Company Accounts Payable Contact:

Name: Annalisa Webb

Title: Assistant Controller

Address: 131 Hartwell Avenue, Suite 320

Lexington, MA 02421

Phone: (781) 761-4904

E-mail: accountspayable@aldeyra.com

All Company payments and billing inquiries should be addressed to: Danforth Accounting: Accounts Payable

300 Fifth Avenue

Waltham, MA 02451 bsherr@danforthadvisors.com

3.
Term and Termination. The term of this Agreement will commence on the Effective Date and will continue until such time as either Party has given notice of termination pursuant to this Section 3 (the “Term”). This Agreement may be terminated by either Party hereto:
(a)
with Cause (as defined below), upon 30 days prior written notice to the other Party; or
(b)
without cause upon 60 days prior written notice to the other Party. Danforth shall immediately cease all work being performed under this Agreement upon a notice of termination for Cause from Company, If Danforth terminates this Agreement pursuant to this Section 3(b), it shall provide the Company with a pro rata refund of all prepaid and unused fees. Notwithstanding the foregoing, either Party may terminate this Agreement immediately in the event the other Party becomes insolvent, enters into liquidation, receivership, becomes subject to any form of external administration, makes a composition or arrangement with its creditors generally or takes advantage of any statute for the relief of insolvent debtors. For purposes of this Section 3, “Cause” shall include:

(i) a breach of the terms of this Agreement which is not cured within 30 days of written notice of such default that describes the alleged default in reasonable detail, or (ii) the commission of any act of fraud or embezzlement as supported by reasonable evidence thereof. The provisions of Sections 6, 8, 9, 11 and 19 will survive the termination of this Agreement.

4.
Time Commitment. Danforth will devote such time to perform the Services under this Agreement as may reasonably be required.

5.
Place of Performance. Without limiting the foregoing, Danforth will not, without the prior written consent of the Company, perform any of the Services at any facility or in any manner that is reasonably likely to allow anyone other than the Company any rights to or facilitate unauthorized disclosure of any Confidential Information (as defined below).

6.
Confidential Information; Data Protection.

All Confidential Information relating to a Party and its Affiliates shall be held in confidence by the other Party to the same extent and with at least the same degree of care as such Party protects its own confidential or proprietary information of like kind and importance, but in no event using less than a reasonable degree of care. Neither Party shall use the Confidential Information of the other Party for any purpose other than fulfilling its obligations or receiving Services under this Agreement. Neither Party shall disclose, duplicate, publish, release, transfer or otherwise make available Confidential Information of the other Party in any form to, or for the use or benefit of, any person or entity without the other Party’s written consent. Each Party shall, however, be permitted to disclose relevant aspects of the other Party’s Confidential Information to its Affiliates, officers, directors, agents, permitted subcontractors and employees (together, “Representatives”) to the extent that such disclosure is necessary for the performance of this Agreement. Each Party shall ensure that its Representatives comply with the terms of this Section 6 will be responsible for any breach thereof by its Representatives. Except as otherwise set forth in this Agreement, the Parties may make disclosures regarding this Agreement to their current or prospective investors, and to the extent required by applicable law. The above provisions of confidentiality shall apply until the termination of this Agreement and for a period of five (5) years after termination of this Agreement. With respect to trade secrets, the confidentiality obligations of either Party shall survive any termination of this Agreement for so long as the Confidential Information remains a trade secret under applicable law. No rights or licenses are granted except as expressly set forth herein. “Confidential Information” means any and all business, legal, financial, technical and non-technical information, including trade secrets, know-how and proprietary information, firmware, designs, schematics, techniques, plans or any other information relating to any research project, work in process, future development, scientific, engineering, manufacturing, marketing or business plans or financial or personnel matters relating to either party or its present or future products, sales, suppliers, customers, partners, investors or Affiliates and disclosed or otherwise supplied in confidence by either Party to the other Party. Confidential Information also includes that information communicated by one party to the other which: (i) is disclosed in a written or other tangible form pursuant to the Parties performing their obligations under this Agreement and is clearly marked with a “confidential” legend or other comparable legend, including the terms, but not the existence, of this Agreement; (ii) is disclosed orally or visually will be identified as confidential at the time of disclosure and confirmed in writing within a reasonable time; or (iii) a reasonable person would deem confidential under the context of disclosure or due to the nature of the information. Confidential Information will not include information to the extent that: (a) such information is or becomes publicly available other than through any act or omission of either Party in breach of this Agreement; (b) such information was received by the party receiving the information (“Receiving Party”), other than under an obligation of confidentiality, from a third party who had no obligation of confidentiality to the Party who disclosed the information (“Disclosing Party”); (c) such information was in the possession of the Receiving Party on a non-confidential basis at the time of the disclosure or was independently developed by the Receiving Party without use of or reference to the Confidential Information; or (d) any applicable regulation, court order or other legal process requires the disclosure of such information, provided that prior to such disclosure the Receiving Party will give notice to the Disclosing Party so that the Disclosing Party may take reasonable steps to oppose or limit such disclosure, and that the Receiving Party does not disclose any more information than necessary to comply with such legal process. The burden of proof that Confidential Information falls into any one of the above exemptions will be borne by the party claiming such exemptions.

6.2. For the purpose of this Agreement: (i) “Privacy Laws” means all laws or regulations (including all local laws or regulations giving effect to this legislation) concerning the protection of Personal Data in the territory where the Services are being provided from time to time and in any other country, any similar or equivalent laws, regulations or rules relating to personal data about individuals. This includes, but is not limited to, the General Data Protection Regulation (EU) 2016/679 (the “EU GDPR”), the EU GDPR as it forms part of UK law by virtue of section 3 of the European Union (Withdrawal) Act 2018 (“UK GDPR”), the Data Protection Act 2018, the Privacy Act 1998, the California Consumer Privacy Act of 2018 (the “CCPA”), the California Privacy Rights Act of 2020 (the “CPRA”) and The New York Privacy Act 2021 as updated or replaced by any similar or equivalent laws from time to time. The expression “Process”, “Personal Data”, “Data Processor”, “Data Controller”, “Data Breach” and “Data Subject” shall bear the respective meaning given in the EU GDPR and similar terms shall be construed accordingly; (ii) “Business Contact Data” means Personal Data consisting of business contact information (the names, titles and roles, business phone and facsimile numbers, business office and email addresses) of a the Company’s employees, agents, and contractors and (iii) “Affiliate” means, for any entity, any other entity that, directly or indirectly, Controls, is Controlled by or is under common Control with such entity and “Control” means (x) ownership by one entity, directly or indirectly, of at least fifty percent (50%) of the voting stock of another entity; (y) power of one entity to direct the management or policies of another entity, by contract or otherwise. Each Party must ensure compliance with applicable Privacy Laws at all times during the term of this Agreement. For purposes of this Agreement, the Parties agree that: (a) the Company shall be the Data Controller and Danforth shall be the Data Processor; and (b) only Business Contact Data shall be provided by the Company for processing by Danforth. The Company consents to Danforth using its Business Contact Data only for contract management purposes in accordance with this Agreement. In the event the Company uses any artificial intelligence tools from a service provider, the Company shall notify Danforth in the event of a data breach at the service provider and the Company shall provide Danforth with the security protocols and remediation measures undertaken by such service provider.

7.
Use of Name and Logo. The Company agrees to permit the use of its name and logo in a roster of Danforth clients, on the Danforth website and in its marketing materials.
8.
Intellectual Property.
8.1
Any intellectual property rights held by a Party as of the Effective Date or created by a Party separately from this Agreement (“Pre-Existing IPR”) will remain vested in such Party. No rights to Pre-Existing IPR are granted to the other Party except as expressly set forth in this Agreement.

Danforth agrees that all inventions, discoveries, creations, manuscripts, properties, innovations, designs, developments, apparatus, techniques, methods, and formulae that Danforth makes or develops solely as a result of performing the Services, whether or not reduced to practice and whether or not patentable, alone or in conjunction with any other party, but excluding Danforth’s Pre-Existing IPR (all of the foregoing being hereinafter collectively referred to as the “Inventions”), shall be the sole and exclusive property of the Company and shall be deemed works made -for -hire. Danforth shall promptly and fully disclose all Inventions to Company, and hereby irrevocably assigns, and shall cause Danforth Personnel to irrevocably assign to Company, all right, title, and interest throughout the world in and to the Inventions, including all intellectual property rights therein. Danforth shall cause Danforth Personnel to irrevocably waive, to the extent permitted by applicable law, any and all claims such Danforth Personnel may now or hereafter have in any jurisdiction to so-called “moral rights” or rights of droit moral with respect to the Inventions. Upon the reasonable request of Company and at the Company’s sole cost and expense, Danforth shall, and shall cause Danforth Personnel to, promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, as may be necessary to assist Company to prosecute, register, perfect, or record its rights in or to any Inventions. If any part of the Services or Inventions is based on, incorporates or is an improvement or derivative of, or cannot be reasonably and fully exercised, practiced, made, used, reproduced, distributed, commercialized or exploited in any other manner (collectively, “Exploited”), without using or violating any technology or intellectual property right that is owned by Danforth (or any third party) and not assigned hereunder, including any Danforth Pre-Existing IPR (together, “Licensed Rights”), then Danforth agrees to grant and does hereby grant to Company and its affiliates, successors and assigns a nonexclusive, perpetual, irrevocable, worldwide, royalty-free, sublicensable right and license to fully Exploit all such Licensed Rights in support of Company's Exploitation of the Services, Inventions or other work performed hereunder (including any modifications, improvements and derivatives). Danforth agrees not to use or disclose any Licensed Rights for which it is not fully authorized to grant the foregoing license.

8.2
Except for the explicit obligations hereunder (including terms pertaining to Company Confidential Information and Inventions), nothing in this Agreement will preclude Danforth from marketing, developing or using for itself or others, services or products that are the same as or similar to those provided to Company by Danforth pursuant to this Agreement.
9.
Non-Solicitation. All Danforth Personnel representing Danforth are employees or contracted agents of Danforth. Company hereby agrees not to solicit, hire or retain their services during the term of this Agreement and for one year thereafter. Should the Company violate this restriction and hire such employee or contracted agent, it agrees to pay Danforth liquidated damages equal to fifty percent (50%) of the employee’s starting annual base salary and target annual bonus for each Danforth contracted agent hired by the Company in violation of this Agreement, and Danforth agrees that such payment shall be Danforth’s sole and exclusivity remedy For purposes herein, this Section 9 does not apply to any broad-based recruiting efforts, including, without limitation, help wanted advertising and posting of open positions on a party’s internet site, candidates received from professional recruiters or any individual who first approaches the Company of his/her own accord without any initial soliciting or recruiting contact from the Company.
10.
Limited Warranty. Danforth represents and warrants that (a) it will perform Services in accordance with (i) the terms of this Agreement including any timelines agreed upon by the Parties, and (ii) all applicable industry standards and all applicable laws, regulations, rules, published guidelines and, if applicable, generally accepted standards of good clinical practice and SOPs (collectively, the “Applicable Laws”); (b) Danforth and Danforth Personnel or any other person used by Danforth to perform Services has not been(i) debarred, convicted, or is subject to a pending debarment or conviction, pursuant to the United States Food, Drug and Cosmetic Act, or (ii) listed by any government or regulatory agencies as ineligible to participate in any government healthcare programs or government procurement or non-procurement programs, or excluded, debarred, suspended or otherwise made ineligible to participate in any such program; and (c) Danforth has the full right to allow it to provide Company with the assignments and rights provided for herein (and has written enforceable agreements with all persons necessary to give it the rights to do the foregoing) and otherwise fully perform this Agreement. Except for any express warranties stated herein, the Services are provided on an "as is" basis, and the Company disclaims any and all other warranties, conditions, or representations (express, implied, oral or written), relating to the Services or any part thereof. Further, in performing the Services, Danforth is not engaged to disclose illegal acts, including fraud or defalcations, which may have taken place.

The foregoing notwithstanding, Danforth will promptly notify the Company if Danforth becomes aware of any such illegal acts during the performance of the Services. Because the Services do not constitute an examination in accordance with standards established by the American Institute of Certified Public Accountants (the “AICPA”), Danforth is precluded from expressing an opinion as to whether financial statements provided by the Company are in conformity with generally accepted accounting principles or any other standards or guidelines promulgated by the AICPA, or whether the underlying financial and other data provide a reasonable basis for the statements. Except as otherwise set forth in this section 10, neither party makes, and each party explicitly disclaims, all other representations or warranties.

11.
Indemnification. (a) Each Party (each, an Indemnifying Party”) shall indemnify, defend and hold harmless the other Party, its agents and employees (the “Indemnitees”) from and against any and all third party claims, losses, costs, expenses, liabilities and damages (“Claims”), in connection with or arising out the Indemnifying Party’s breach of this Agreement, except in each case to the extent that any such Claim is caused by any Indemnitees negligence or willful misconduct.

(b)
cooperate with Indemnifying Party and provide all such information to the Indemnifying Party as shall be reasonably necessary for the defense (or settlement) of such Claim; (d) cooperate with the Indemnifying Party in all respects with the conduct of the defense of the Claim; and (e) shall not compromise or otherwise settle any such Claim without the prior written consent of the Indemnifying Party. The Indemnifying Party shall not compromise or otherwise settle any Claim without the prior written consent of the applicable indemnitee, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) Except for a breach of Section 6, and each Party’s Indemnification obligations under Section 11, neither the Company nor Danforth shall have any liability to any Indemnitee, respectively, for any special, incidental, indirect, or consequential damages, including, but not limited to, loss of opportunity, loss of use, or loss of revenue or profit in connection with or arising out of the performance of this Agreement by the Company or Danforth respectively.

12.
Independent Contractor. Danforth is not, nor shall Danforth be deemed to be at any time during the term of this Agreement, an employee of the Company, and therefore Danforth shall not be entitled to any benefits provided by the Company to its employees, if applicable. Danforth’s status and relationship with the Company shall be that of an independent contractor and consultant. Danforth shall not state or imply, directly or indirectly, that Danforth is empowered to bind the Company without the Company's prior written consent. Nothing herein shall create, expressly or by implication, a partnership, joint venture or other association between the parties. Danforth will be solely responsible for payment of all charges and taxes arising from Danforth’s relationship to the Company as a consultant. Except as expressly provided herein, nothing in this Agreement shall preclude Danforth from consulting for or being employed by any other person or entity.
13.
Records. Upon termination of Danforth’s relationship with the Company, Danforth shall deliver to the Company, or destroy, any property or Confidential Information of the Company relating to the Services which may be in its possession including, but not limited to, products, project plans, materials, memoranda, notes, records, reports, laboratory notebooks, or other documents or photocopies and any such information stored using electronic medium. Danforth reserves the right to request to destroy any property or Confidential Information and, at the Company’s request, provide the Company with written confirmation of such destruction.
14.
Notices. Any notice under this Agreement shall be in writing (except in the case of verbal communications and teleconferences updating either Party as to the status of work hereunder) and shall be deemed delivered upon (a) personal delivery, (b) one day after being sent via a reputable nationwide overnight courier service, (c) two days after deposit in the mail or (d) one day after sending an email if no delivery failure notification has been received. Notices under this Agreement shall be sent to the following representatives of the Parties:

If to the Company:

Name: Todd C. Brady, M.D., Ph.D

Title: Chief Executive Officer Address: 131 Hartwell Avenue, Suite 320

Lexington, MA 02421

Phone: (781) 761-4904

E-mail: tbrady@aldeyra.com If to Danforth:

Title: Contract Notice

Address: 300 5th Avenue Waltham, MA 02451

Phone: (857) 995-6500

E-mail: notice@danforthglobal.com

15.
Assignment and Successors. This Agreement may not be assigned by a Party without the consent of the other which consent shall not be unreasonably withheld and Danforth shall not have the right or ability to subcontract, delegate, assign or otherwise transfer any rights or obligations under this Agreement without the prior written consent of the Company, except that each Party may assign this Agreement and the rights, obligations and interests of such Party without the consent of the other Party, in whole or in part, to any of its Affiliates, to any purchaser of all or substantially all of its assets or to any successor in interest resulting from any merger or consolidation of such Party with or into such successor or its Affiliate(s). This Agreement will be binding upon, and inure to the benefit of, the successors, representatives and permitted assigns of the Parties.

16.
Force Majeure. Neither Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes beyond the reasonable control of either Party. In the event of such force majeure, the Party affected thereby shall promptly notify the other Party and use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.
17.
Headings. The Section headings are intended for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
18.
Integration; Severability. This Agreement is the sole agreement with respect to the subject matter hereof and shall supersede all other agreements and understandings between the Parties with respect to the same. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the Parties that the remainder of the Agreement shall not be affected.
19.
Governing Law. Except as may be otherwise set forth in an Exhibit, this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware. Service of process, summons, notice or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court, unless a different venue or manner of dispute resolution is set forth in an Exhibit. Additionally, all parties irrevocably and unconditionally waive any right they may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement. In the event of any litigation in relation to this Agreement, the non-prevailing party shall reimburse the prevailing party for all reasonable costs and expenses (including reasonable attorneys’ fees and costs) associated with such litigation upon receipt of a final, non- appealable judgment from a court of competent jurisdiction. Each Party covenants and agrees that during the Term it will comply with all Laws applicable to such Party and its obligations under this Agreement. Notwithstanding the foregoing, either Party will be entitled to seek injunctive or other equitable relief in any court of competent jurisdiction.
20.
Amendments and Waivers. This Agreement may be amended or supplemented only by a written instrument duly executed by each of the Parties. No provision of this Agreement may be waived except by a written instrument signed by the Party hereto sought to be bound. No failure or delay by any Party in exercising any right or remedy hereunder or under applicable law will operate as a waiver thereof, and a waiver of a particular right or remedy on one occasion will not be deemed a waiver of any other right or remedy, or a waiver on any subsequent occasion.

21.
Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
22.
Third Party Beneficiary. The Parties agree that each Danforth Subsidiary that has executed an Exhibit agreeing to be bound by the terms of this Agreement shall be entitled to rely upon, shall be an express third party beneficiary of, and shall be entitled to enforce the provisions of this Agreement, wherein all references to Danforth herein shall apply to such Danforth Subsidiary.

23.
Fundamental Assumptions. Company shall: (i) timely provide Danforth with all information and any other cooperation reasonably required by Danforth to deliver the Services; and (ii) perform any other responsibilities as described in any Exhibits (collectively, “Fundamental Assumptions”).

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

DANFORTH GLOBAL, INC. ALDEYRA THERAPEUTICS, INC.

By: /S/ Chris Connors By: /S/ Todd Brady

Print Name: Chris Connors Print Name: Todd Brady

Title: Chief Executive Officer Title: Chief Executive Officer

Date: 8/5/2024 Date: 8/5/2024